Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 File No. 333-283057 and Form S-1 File No. 333-163855) pertaining to the LNL Agents’ 401(k) Savings Plan of our report dated June 26, 2025, with respect to the financial statements and supplemental schedules of the LNL Agents’ 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 26, 2025